EXHIBIT 23

CONSENT OF INDEPENDENT AUDITORS

We have issued our report dated March 7, 2003 accompanying the consolidated financial statements and schedules included in the Annual Report of Innodata Corporation on Form 10-K for the year ended December 31, 2002. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Innodata Corporation on Form S-8 (Registration No. 33-85530, dated October 21, 1994, Registration No. 333-3464, dated April 18, 1996, Registration No. 33-63085, dated September 9, 1998 and Registration No. 333-82185, dated July 2,
1999) and on Form S-3 (Registration No. 33-62012, dated April 11, 1996, Registration No. 333-91649, dated January 6, 2000 and Registration No. 333-51400, dated January 2, 2001).

     /s/
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Grant Thornton LLP
New York, New York
March 7, 2003